TWELFTH AMENDMENT TO LEASE

         THIS TWELFTH AMENDMENT TO LEASE (the "Amendment") is made and entered into this 12th day of May, 1999, by and between LAFP-SF, Inc., successor in interest to The Prudential Insurance Company of America ("Landlord"), having an office c/o Lowe Enterprises Colorado, Inc., 1515 Arapahoe Street, Tower III, Suite 900, Denver, Colorado 80202, and Data Transmission Network Corporation ("Tenant"), having an office at 9110 West Dodge Road, Suite 200, Omaha, Nebraska 68114.

                                    RECITALS

A. The Prudential Insurance Company of America and Tenant entered into that certain Lease dated as of May 2, 1995. Subsequently, The Prudential Insurance Company of America and Tenant executed a First Amendment to Lease dated September 29, 1995, a Second Amendment to Lease dated January 5, 1996, and a Third Amendment to Lease dated January 5, 1996, and thereafter, Landlord and Tenant executed a Fourth Amendment to Lease dated December 23, 1996, a Fifth Amendment to Lease dated July 7, 1997, a Sixth Amendment to Lease dated July 7, 1997, a Seventh Amendment to Lease dated September 19, 1997, an Eighth Amendment to Lease dated September 19, 1997, a Ninth Amendment to Lease dated September 19, 1997, a Tenth amendment to Lease dated December 23, 1997, and an Eleventh Amendment to Lease dated March 31, 1998. The lease and all amendments thereto are hereinafter referred to as the "Lease."

B. Pursuant to the Lease, Tenant occupies Suites #175A, #175B, #100, #101, #110, #130, #200, #300, #301, #310, #315, #320, #325, #340, #350,
         #350A, #350B, #360, and #362, containing approximately 107,576 rentable square feet (the "Current Premises") in the Building known as Embassy Plaza, located at 9110 West Dodge Road, Omaha, Nebraska pursuant to the Lease.

C. All capitalized terms not defined herein shall have the meanings ascribed to them in the Lease.

         NOW, THEREFORE, in the consideration of the foregoing promises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         I.  EXTENSION OF LEASE FOR CURRENT PREMISES.

1. Term. The term of the Lease with respect to the Current Premises is hereby extended for an additional term of five (5) years commencing June 1, 2005 ("Current Premises Extension Commencement Date") and expiring May 31, 2010 ("Current Premises Extension Term").

2. Base Rent. Tenant shall pay as Base Rent for the Current Premises Extension Term the sum of Two Million Two Hundred Fifty-Nine Thousand Ninety Six Dollars ($2,259,096.00) per year, payable in advance on the first day of each month in the amount of $188,258.00 per month, in accordance with the provisions of Paragraph 2 of the Lease. In addition, Tenant shall continue to pay as additional Base Rent $39,999.96 per year, payable in monthly installments of $3,333.33, for the Additional Parking until May 31, 2005.

3. Base Expense Year and Base Tax Year. The Base Expense Year and Base Tax Year for the Current Premises Extension Term shall be the calendar year 2005.

4. Tenant Improvements. Landlord shall provide a tenant improvement allowance of up to $215,152.00 to be applied toward the cost of Tenant's desired Premises improvements. All improvements shall be performed in accordance with the terms of the Tenant Improvement Work Schedule attached hereto and by this reference made a part hereof, marked Exhibit "B". Such allowance shall be made available to Tenant beginning on the Expansion Premises Commencement Date.

         II.      EXPANSION OF PREMISES

1. Premises. Pursuant to the provisions of Paragraph 29 of the Lease, effective the earlier of October 1, 2002 or the date Landlord delivers possession of the Expansion Premises to Tenant ("Expansion Premises Commencement Date"), the Premises shall be expanded to include Suites 120 and 160, containing approximately 23,563 rentable square feet as depicted on the floor plans attached hereto, marked Exhibit "A" and by this reference made a part hereof (the "Expansion Premises"), for a total in the Premises of approximately 131,139 rentable square feet. Beginning on the Expansion Premises Commencement Date, the"Premises," as that term is defined in the Lease, shall be amended to mean and include the Expansion Premises and, subject to the terms of this Amendment, the demise of the Expansion Premises shall be subject to each and every term, provision and condition set forth in the Lease as if the Expansion Premises were originally demised thereunder. Notwithstanding the foregoing, Tenant acknowledges that Kirkham Michael & Associates, Inc. (the Current Tenant") currently leases the Expansion Premises, with such lease expiring on September 30, 2002. Should the Current Tenant holdover and not vacate the Expansion Premises prior to the Expansion Premises Commencement Date, Landlord will not be liable to Tenant for any damages suffered by Tenant as a result of such holdover. However, in such event, Landlord will use reasonable efforts to pursue its legal remedies to evict the Current Tenant from the Expansion Premises. Alternatively, in the event that the Current Tenant vacates the Expansion Premises prior to the expiration of its lease therefor, Landlord shall deliver possession of the Expansion Premises earlier than October 1, 2002. Tenant hereby represents and warrants to Landlord that Tenant shall not engage in any

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                                     -280-
discussions with the Current Tenant concerning early termination of the Current Tenant's premises, or related issues, without Landlord being present. Landlord and Tenant agree that upon delivery by Landlord to Tenant of the Expansion Premises, the parties will execute a Commencement Date Certificate in the form attached hereto as Exhibit "C" confirming the Expansion Premises Commencement Date.

2. Term. The term of the Lease with respect to the Expansion Premises shall be for a period of ten years commencing on the Expansion Premises Commencement Date and expiring ten years thereafter ("Expansion Premises Term").

3. Base Rent. Tenant shall pay as Base Rent for the Expansion Premises during the Expansion Premises Term an amount equal to $20.00 per rentable square foot per year increased by an amount equal to 3.5% per year for each calendar year from the date of this Amendment until the calendar year in which the Expansion Premises Commencement Date occurs. So, for example, if the Expansion Premises Commencement Date occurs in calendar year 2000, the Base Rent per rentable square foot for the Expansion Premises would be $20.70 per rentable square foot. Base Rent shall be payable in monthly installments in accordance with the provisions of Paragraph 2 of the Lease. In addition, on the 61st month of the Expansion Premises Term, Base Rent shall be increased in an amount equal to the monthly installment of Base Rent paid on the 60th month, as provided in this Paragraph 3, multiplied by a number which is reached by dividing the "Consumer Price Index for Wage Earners and Clerical Workers in the City of Denver--All Items," as published by the Bureau of Labor Statistics, U.S. Department of Labor (the "Denver CPI") figure for January of the calendar year in which the 61st month of the Expansion Premises Term occurs by the Denver CPI figure for January of the calendar month in which the Expansion Premises Commencement Date occurs. If the official monthly Denver CPI is not available for use as a cost-of-living index for the months provided to be used as a basis for such formula, it is agreed that the Denver CPI as issued and published for the earliest preceding months should be used in determining such formula. If, at any time during the term hereof, the U.S. Bureau of Labor Statistics shall discontinue the issuance of the Bureau of Labor Statistics Consumer Price Index, the parties shall use any other standard, nationally recognized cost-of-living index then issued and available, which is published by the U.S. government.

4. Adjustment Rent. Effective upon the Expansion Premises Commencement Date, Tenant shall pay Adjustment Rent with respect to the Expansion Premises in accordance with the provisions of Paragraph 2 of the Lease. The Base Expense Year and Base Tax Year for the Expansion Premises Term shall be the calendar year in which the Expansion Premises Commencement Date occurs.

5. Tenant Improvements. Tenant is taking the Expansion Premises in an "As Is" condition, and Landlord shall have no responsibility to provide any tenant improvements in such premises. However, Tenant shall have the right to use any remaining tenant improvement allowance amounts which were granted by Landlord in prior Lease amendments for other premises of Tenant, including without limitation the improvement allowance granted to Tenant under Article 1, Paragraph 4 of this amendment, subject to Landlord's prior written approval of such improvements, and provided that all improvements shall be performed in accordance with the terms of the Tenant Improvement Work Schedule attached

                                       3
hereto and by this reference made a part hereof, marked Exhibit "B". Such allowance shall be made available to Tenant beginning on the Expansion Premises Commencement Date.

6. Parking. Tenant shall have the right to use all of the exposed parking spaces at the Building (but not at any other building in the complex) at no additional charge during the Expansion Premises Lease Term. Landlord shall not be responsible for unauthorized use of parking spaces, and any such unauthorized use shall not be a default by Landlord under the Lease. Landlord may, at Landlord's sole option, relocate Tenant's parking spaces to a suitable alternative parking area during repair or reconstruction of the parking areas. If at any time Landlord fails to or is unable to provide all or any portion of such parking spaces to Tenant, such fact shall not be a default by Landlord under the Lease, either in whole or in part, and Tenant shall not be entitled to any claim or remedy. Tenant and its employees shall have the right to use the parking spaces described herein 24 hours a day, seven days per week. Landlord reserves the right to post and enforce reasonable rules governing parking, and to take away the parking rights of any individual who fails to abide by such rules.

7. Right of Relocation. The Expansion Premises Term is expected to continue beyond the expiration of the Current Premises Extension Term. As a result, when the Current Premises Extension Term Expires, Tenant shall have the right to choose what portion of the Premises, as expanded hereunder, comprising 23,000 rentable square feet, it will continue occupying for the duration of the Expansion Premises Term (the "Continuing Premises"), and what portion of the Premises it surrenders to Landlord, subject to the following:

         (a) The Continuing Premises must be physically contiguous, or located in the same pod of the Building on each of the first and second floors;

         (b) Landlord shall have no obligation to construct any improvements in the Continuing Premises, and to the extent Tenant requires any consolidation finish work, such improvements shall be at Tenant's sole cost and expense; and

         (c) Tenant shall be required to reimburse Landlord for the reasonable costs incurred by Landlord associated with construction of a demising wall, and any other construction necessary to segregate the Continuing Premises from the remainder of the Premises being surrendered.

                                       4

         III.     GENERAL PROVISIONS

1. Notices. Landlord's notice address as set forth in Paragraph 24 of the Lease shall be revised to reflect the following changes:

                  If to Landlord:   LAFP-SF, Inc.
                                    c/o Lowe Enterprises Colorado, Inc.
                                    1515 Arapahoe Street, Tower III, Suite 900
                                    Denver, Colorado 80202
                                    Attn:  Senior Vice President - Operations
                  with a copy to:   Pacific Realty Group, Inc.
                                    1905 Harney Street, Suite 403
                                    Omaha, Nebraska 68102
                                    Attn:  Senior Vice President - Management
                                           Operations

2.  Density Cap.  Tenant shall not allow an occupancy  density in excess of five
(5) people per 1,000 rentable square feet. If Tenant fails to comply with such occupancy limit, in addition to Landlord's other rights and remedies under the Lease, Landlord shall have the right and option to terminate this Lease upon written notice to Tenant effective on the date set forth in such notice.

3. Removal of Equipment. Paragraph 15 of the Lease is hereby amended by inclusion of the following language at the end of said paragraph:

                  "The application of the foregoing provisions shall include, without limitation, any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal."

4. Brokerage Disclosure. Tenant represents and warrants to Landlord that it has dealt only with Pacific Realty Group, acting as Landlord's exclusive agent ("Broker") in the negotiation of this Amendment. Landlord shall make payment of the brokerage fee due to the Broker pursuant to and in accordance with a separate agreement with the Broker. Landlord and Tenant each hereby agrees to indemnify and hold harmless the other of and from any and all damages, losses, costs or expenses (including without limitation, all attorneys' fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through the other party and arising out of or in connection with the negotiation, execution and delivery of this Amendment.

                                       5

5. Reaffirmation of Lease. Except as herein specifically provided, the terms and conditions of the Lease shall continue in full force and effect. The parties hereto hereby reaffirm and ratify all covenants, representations and warranties in the Lease as amended by this Amendment.

6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

Tenant:                                              Landlord:

Data Transmission Network                   LAFP-SF, Inc.
Corporation, a Delaware
corporation

By:/s/ Greg T. Sloma                        By:  Lowe Enterprises Investment
   ------------------------                 Management, Inc.
   Greg T. Sloma                            Its: Authorized Agent

Its:President and COO                       By:/s/ Tom Maul
                                               -------------------------
                                                Tom Maul

                                            Its:Vice President

                                       6

EXHIBIT "B" to be made a part of a Twelfth amendment To Lease between LAFP-SF, INC. (Landlord), and DATA TRANSMISSION NETWORK CORPORATION (Tenant) dated ______, 2000.

                        TENANT IMPROVEMENTS WORK SCHEDULE

                                    ARTICLE 1

                       Landlord's Construction Obligations

Tenant accepts the Expansion Premises in an "As Is" condition and shall be responsible for any and all improvements required for its occupancy and use in the Premises in accordance with Article II of this Exhibit "B". If requested by Tenant, Landlord's representative will provide construction management services for Tenant's work in the space. Landlord's fee for such services will be 5% of the total construction cost, including any associated professional fees.

As a part of this Amendment, Landlord and Tenant have agreed to upgrade certain parts of the Building's electrical and mechanical systems. Landlord agrees to pay one-half of the cost to replace the main electrical switchgear and feeders, at an estimated cost of approximately $58,000. The remaining one-half of the cost therefor ("Tenant's Share of Switchgear") shall be paid by Tenant as Additional Rent amortized over the remaining term of the Lease in accordance with the provisions contained in the next paragraph below. Tenant agrees to pay for the entire remaining cost of electrical system upgrades upon receipt from Landlord of invoices therefor. Landlord shall retain a qualified MEP engineer, which shall bid the specifications for the electrical and mechanical upgrades following approval thereof by Landlord and Tenant as provided in Article II below. No portion of Tenant's costs associated with such electrical system upgrade shall be amortized over the Lease term, except for Tenant's Share of Switchgear.

Landlord agrees to loan to Tenant the initial costs of the mechanical system upgrade plus an additional $100,000 for other incidental costs incurred by Tenant provided that Tenant's pro rata share of the total costs of the mechanical system upgrade paid by Landlord (based upon a useful life for such upgrades of 17.5 years), together with said $100,000 and Tenant's Share of Switchgear, shall be repaid to Landlord as Additional Rent amortized over the remaining portion of the current term of the Lease (which expires May 31, 2005) for the Current Premises, at a rate of 12% per annum, noncompounded.

                                   ARTICLE II

                       Construction of Tenant Improvements

Tenant shall have the right to place partitions and fixtures and make improvements or other alterations in the Premises in accordance with the provisions of Paragraph 9 of the Lease. Tenant shall have the right to apply up to $84,320.19, which amount constitutes the amount remaining from improvement

                                       7
allowances previously provided by Landlord to Tenant for Suites 315 and 350A ("Carry Over Improvement Allowance"), and, in addition, Landlord shall provide to Tenant an additional improvement allowance of up to two hundred fifteen thousand, one hundred fifty-two dollars ($215,152) ("Additional Improvement Allowance"), all of which may be applied toward the cost of any such tenant-provided improvements as follows (the Carry Over Improvement Allowance and the Additional Improvement Allowance are hereinafter sometimes referred to together as the "Improvement Allowance"):

1. At least three (3) weeks prior to the commencement of any construction, Tenant shall furnish Landlord with two (2) complete sets of plans and specifications for Tenant's proposed improvements for review and assessment as to the compatibility of said improvements with the Building's systems. Such review shall be a Tenant's sole cost and expense and shall not be unduly delayed. Tenant agrees to make such modifications as are reasonably required by Landlord.

2. The Improvement Allowance shall be paid in periodic installments, not more frequently than once per month, equal to the total of the contractor's or consultant's invoice amounts for improvements made to the Premises, excluding any furnishings or business equipment (such as computers, satellite/microwave dish, office equipment, etc.), as submitted by Tenant and verified to Landlord's reasonable satisfaction; provided, however, that such payments will be made only if Tenant is not then in default under the terms of this Lease and the invoices are accompanied by lien waivers in the amount equal to that of the invoices, and provided further that the Final Installment, as defined in paragraph 8 below, shall be paid only upon compliance with the provisions of said paragraph 8.
Landlord shall make such periodic payments within thirty days of complete submittal by Tenant in accordance with the provisions hereof. The Improvement Allowance shall be allocated and distributed subject to the provisions of this Exhibit "B" within the following time frame, subject to Excusable Delays:

         Additional Improvement Allowance - Between the Expansion Premises Commencement Date and the later of 12 months thereafter or June 30, 2003.

         Carry Over Improvement Allowance - Between the date of this Amendment and June 30, 2000

("Tenant Improvement Periods"). For purposes of the foregoing sentence, "Excusable Delays" shall mean any delays due to acts of God, strike, riot, war, weather, failure to obtain labor and materials, or any other reason beyond the reasonable control of Tenant; provided, however, that for purposes of this definition, Tenant's or its contractors' or agents' lack of funds shall not be deemed to be a cause beyond the reasonable control of Tenant. The Tenant Improvement Periods shall be extended on a day-to-day basis for each day of an Excusable Delay, provided that Tenant shall immediately notify Landlord in the event of an Excusable Delay.

                                       8

3. Tenant will not be entitled to any payment or credit for any portion of the improvement allowance which is not actually invoiced and submitted by Tenant on or before sixty days following the end of each Tenant Improvement Period, subject to an Excusable Delay, in accordance with the provisions of paragraph 2 above.

4. In addition to the provisions set forth in Paragraph 9 of the Lease, Tenant's contractor shall (and its contract shall so provide):

         (a) conduct its work in such a manner so as not to unreasonably interfere with other tenants in the Building, Building operations, or any other construction occurring on or in the Building or the Premises;

         (b) comply with all applicable rules and regulations relating to the construction activities in or on the Building as may be reasonably promulgated from time to time by Landlord or its agents, upon receipt of same from Landlord;

         (c) maintain such insurance (such as general liability and workman's compensation) in force and effect as may be reasonably requested by Landlord or as customarily required for similar construction activities;

         (d) be responsible for reaching an agreement with Landlord (to which Landlord shall not unreasonably withhold its consent) and its agents as to the terms and conditions for all contractor items relating to the conducting of its work, including but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials, placement of dumpsters, access to the Premises and the Building, and the purchase and return of Building standard materials;

         (e) upon completion of any tenant improvements, Tenant shall promptly furnish Landlord with sworn owner's and contractors' statements and full and final waivers of lien covering all labor and materials included in such improvements. Tenant shall not permit any mechanic's lien to be filed against the Building, or any part thereof, arising out of any improvement performed, or alleged to have been performed, by or on behalf of Tenant. If any such lien is filed, Tenant shall within thirty (30) days thereafter have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety satisfactory to Landlord, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same; and

                                       9

               Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord's expenses and attorney's fees.

5. Landlord shall have the right to approve all subcontractors to be used by the Tenant's contractor, which approval shall not be unreasonably withheld as long as such subcontractors comply with the requirements of paragraph 4 above.

6. Tenant shall indemnify and hold harmless Landlord, its agents, contractors (including Building Contractor), and any mortgagee of Landlord, from and against any and all losses, damages, costs (including costs of suit and attorney's fees), liabilities, or causes of action for injury to or death of any person, for damage to any property, and for mechanic's, materialmen's or other liens or claims arising out of or in connection with the work done by the Tenant's contractor (and Tenant's contractor's subcontractors and sub-subcontractors) under its contract with Tenant.

7. The failure by Tenant, after receiving written notice, to materially comply with any of the provisions of Article II of this Exhibit shall constitute a Default by Tenant under the terms of the Lease and Landlord shall have the benefit of all remedies provided for in the Lease, except Tenant shall have a thirty (30) day right to cure Default upon receipt of written notice.

8. Within thirty (30) days of the completion of Tenant's improvements, Tenant shall deliver to Landlord two (2) copies of the final drawings showing the plans and specifications of all improvements completed by Tenant or on Tenant's behalf under Article II. Landlord shall not be obligated to pay to Tenant the Final Installment of the Improvement Allowance until Tenant has delivered such drawings. For purposes hereof, the "Final Installment" shall mean with respect to each phase of work, an amount equal to 10% of the full cost of such work as retainage.

9. With respect to the electrical upgrades which will be made at Tenant's sole cost, Landlord shall submit to Tenant invoices for the cost of all such work. Tenant shall reimburse Landlord for all such amounts within thirty (30) days of receipt of each invoice. All such amounts owed to Landlord shall constitute Additional Rent, and Tenant's failure to so reimburse Landlord within said thirty-day period shall constitute a material monetary default under the Lease.

                                       10

EXHIBIT "C" to be made a part of a Twelfth Amendment To Lease between LAFP-SP, INC. (Landlord), and DATA TRANSMISSION NETWORK CORPORATION (Tenant) dated ______, 1999.

                           COMMENCEMENT DATE AGREEMENT

         This Commencement Date Agreement is entered into by Landlord and Tenant pursuant to Article II, Paragraph 1 of this Amendment.

1. DEFINITIONS. In this Agreement, the following terms have the meanings given to them:

         (a)   Landlord: LAFP-SP, Inc.

         (b)   Tenant: Data Transmission Network Corporation

         (c) Lease: Lease between Landlord and Tenant, dated May 2, 1995, and amended by First Amendment to Lease dated September 29, 1995, a Second Amendment to Lease dated January 5, 1996, a Third Amendment to Lease dated January 5, 1996, a Fourth Amendment to Lease dated December 23, 1996, a Fifth Amendment to Lease dated July 7, 1997, a Sixth Amendment to Lease dated July 7, 1997, a Seventh Amendment to Lease dated September 19, 1997, an Eighth Amendment to Lease dated September 19, 1997, a Ninth Amendment to Lease dated September 19, 1997, a Tenth Amendment to Lease dated December 23, 1997, and an Eleventh Amendment to Lease dated March 31, 1998.

2. CONFIRMATION OF THE COMMENCEMENT DATE WITH REGARD TO THE OCCUPANCY BY TENANT OF SUITE. Landlord and Tenant confirm that the Commencement Date of the Lease with regard to the Expansion Premises is ___________, 20___.

     Landlord and Tenant have executed this Commencement Date Agreement as of the date set below.

Tenant:                                              Landlord:
Data Transmission Network                   LAFP-SP, Inc.
Corporation, a Delaware corporation

By:/s/ Greg T. Sloma                        By:Lowe Enterprises Investment
   ---------------------------                 Management, Inc.
   Greg T. Sloma
Its:President and COO                       Its:  Authorized Agent

Date:5/4/99                                 By:____________________________

                                            Its:____________________________

                                            Date:___________________________




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